Exhibit 10.6.c

NINTH AMENDMENT OF

FMC TECHNOLOGIES, INC. EMPLOYEES’ RETIREMENT PROGRAM

PART I SALARIED AND NONUNION HOURLY EMPLOYEES’ RETIREMENT PLAN

WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Employees’ Retirement Program Part I Salaried and Nonunion Hourly Employees’ Retirement Plan (the “Plan”);

WHEREAS, the Company now deems it necessary and desirable to amend the Plan in certain respects; and

WHEREAS, this Ninth Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Company under Section 11.1 Plan Amendment or Termination of the Plan, the Plan is hereby amended in the following respects.:

1. Effective for Plan Years beginning on or after January 1, 2009, the definition of “Earnings” contained in Article I of the Plan is hereby amended to add the following sentence to the end thereto to read as follows:

Notwithstanding anything herein to the contrary, Earnings shall include differential wage payments as described in Section 2.4(b) of the Plan.

2. Effective January 1, 2009, unless an earlier date is specifically set forth below, Section 2.4 of the Plan is hereby amended in its entirety to read as follows:

2.4	Special Rules Relating to Veterans’ Reemployment Rights.

(a)	General Rule. Notwithstanding any provisions of this Plan to the contrary, contributions, benefits and service credit with respect to “qualified military service” will be provided in accordance with Section 414(u) of the Code. “Qualified military service” means any service in the uniformed services (as defined in chapter 43 of title 38 of the United States Code) by any individual if such individual is entitled to reemployment rights under such chapter with respect to such service.

(b)	Differential Wage Payments. An individual receiving a differential wage payment, as defined by Section 3401(h)(2) of the Code, is treated as an Employee of the Participating Employer making the payment and the differential wage payment is treated as Earnings under the Plan.

The Plan is not treated as failing to meet the requirements of any provision described in Section 414(u)(1)(C) of the Code due to any contribution or benefit which is based on the differential wage payment provided that all Employees of the Participating Employer are entitled to receive differential wage payments, and to make contributions based on such payments, on reasonably equivalent terms.

(c)	Death During Qualified Military Service. In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Section 414(u) of the Code), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

3. Effective January 1, 2008, Section 10.10 is hereby added to the Plan to read as follows:

10.10	Funding Based Benefit Restrictions

This Section 10.10 shall apply to Plan Years beginning on or after January 1, 2008. Notwithstanding anything in this Section 10.10 to the contrary, Section 436 of the Code, applicable Treasury regulations and other IRS guidance promulgated under or with respect to Section 436 of the Code shall be incorporated herein by reference.

(a)	Unpredictable Contingent Event Benefits

(1) In General. If a Participant is entitled to an “unpredictable contingent event benefit” during any Plan Year, then such benefit may not be provided if the “adjusted funding target attainment percentage” for such Plan Year: (A) is less than sixty percent (60%); or (B) would be less than sixty percent (60%) percent taking into account such event.

(2) Exception. Section 10.10(a)(1) shall not apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Participating Employer of a contribution (in addition to any minimum required contribution under Section 430 of the Code) equal to:

(A) in the case of Section 10.10(a)(1)(A) above, the amount of the increase in the funding target of the Plan (under Section 430 of the Code) for the Plan Year that is attributable to the unpredictable contingent event; and

(B) in the case of Section 10.10(a)(1)(B) above, the amount sufficient to result in an adjusted funding target attainment percentage of sixty percent (60%).

(3) Unpredictable contingent event benefit defined. For purposes of this Section 10.10, the term “unpredictable contingent event benefit” means any benefit payable solely by reason of:

(A) a plant shutdown (or similar event, as determined by the Secretary of the Treasury), or

(B) an event other than death, disability, the attainment of any age, performance of any service, or receipt of any compensation.

(b)	Limitations on Plan Amendments Increasing Benefits Liability

(1) In general. No amendment which has the effect of increasing liabilities of the Plan by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accrual, or changing the rate at which benefits become nonforfeitable may take effect during any Plan Year if the “adjusted funding target attainment percentage” for such Plan Year is:

(A) less than eighty percent (80%), or

(B) would be less than eighty percent (80%) taking into account such amendment.

(2) Exception. Section 10.10(b)(1) above shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year (or if later, the effective date of the amendment), upon payment by the Participating Employer of a contribution (in addition to any minimum required contribution under Section 430 of the Code) equal to:

(A) in the case of Section 10.10(b)(1)(A) above, the amount of the increase in the funding target of the Plan (under Section 430 of the Code) for the Plan Year attributable to the amendment, and

(B) in the case of Section 10.10(b)(1)(B) above, the amount sufficient to result in an “adjusted funding target attainment percentage” of eighty percent (80%).

(3) Exception for certain benefit increases. Section 10.10(b)(1) shall not apply to any amendment which provides for an increase in benefits under a formula which is not based on a Participant’s compensation, but only if the rate of such increase is not in excess of the contemporaneous rate of increase in average wages of Participants covered by the amendment.

(c)	Limitations on Accelerated Benefit Distributions

(1) Funding percentage less than sixty percent (60%). If the Plan’s “adjusted funding target attainment percentage” for a Plan Year is less than sixty percent (60%), then the Plan may not pay any “prohibited payment” after the valuation date for the Plan Year.

(2) Bankruptcy. During any period in which the Participating Employer is a debtor in a case under Title 11, United States Code, or similar Federal or State law, the Plan may not pay any “prohibited payment.” The preceding sentence shall not apply on or after the date on which the enrolled actuary of the Plan certifies that the “adjusted funding target attainment percentage” of the Plan is not less than one hundred percent (100%).

(3) Limited payment if percentage at least sixty percent (60%) but less than eighty percent (80%) percent.

(A) In general. If the Plan’s “adjusted funding target attainment percentage” for a Plan Year is sixty percent (60%) or greater but less than eighty percent (80%), then the Plan may not pay any “prohibited payment” after the valuation date for the Plan Year to the extent the amount of the payment exceeds the lesser of:

(i) fifty percent (50%) of the amount of the payment which could be made without regard to this subsection, or

(ii) the present value (determined under guidance prescribed by the Pension Benefit Guaranty Corporation, using the interest and mortality assumptions under Section 417(e) of the Code) of the maximum guarantee with respect to the Participant under ERISA Section 4022.

(B) One-time application.

(i) In general. Only one “prohibited payment” meeting the requirements of Section 10.10(c)(3) may be made with respect to any Participant during any period of consecutive Plan Years to which the limitations under either Section 10.10(c)(1), (2) or (3) applies.

(ii) Treatment of Beneficiaries. For purposes of this subparagraph, a Participant and any Beneficiary (including an alternate payee, as defined in Section 414(p)(8) of the Code) shall be treated as one Participant. If the accrued benefit of a Participant is allocated to such an alternate payee and one or more other persons, the amount under Section 10.10(c)(3)(A) shall be allocated among such persons in the same manner as the accrued benefit is allocated unless the qualified domestic relations order (as defined in Section 414(p)(1)(A) of the Code) provides otherwise.

(4) Exception. This subsection shall not apply for any Plan Year if the terms of the Plan (as in effect for the period beginning on September 1, 2005, and ending with such Plan Year) provide for no benefit accruals with respect to any Participant during such period.

(5) “Prohibited payment.” For purposes of this subsection, the term “prohibited payment” means:

(A) any payment, in excess of the monthly amount paid under a single life annuity (plus any Social Security supplements described in the last sentence of Section 411(a)(9) of the Code), to a Participant or Beneficiary whose Annuity Starting Date occurs during any period in which a limitation under Section 10.10(c)(1) or (2) is in effect,

(B) any payment for the purchase of an irrevocable commitment from an insurer to pay benefits, and

(C) any other payment specified by the Secretary by Regulations.

Such term shall not include the payment of a benefit which under Section 411(a)(11) of the Code may be immediately distributed without the consent of the Participant.

(d)	Benefit Accrual Limits for Plans with Severe Funding Shortfalls

(1) In general. If the Plan’s “adjusted funding target attainment percentage” for a Plan Year is less than sixty percent (60%), benefit accruals under the Plan shall cease as of the valuation date for the Plan Year.

(2) Exception. Section 10.10(d)(1) shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Participating Employer of a contribution (in addition to any minimum required contribution under Section 430 of the Code) equal to the amount sufficient to result in an “adjusted funding target attainment percentage” of sixty percent (60%).

(3) Temporary modification of limitation. In the case of the first Plan Year beginning during the period beginning on October 1, 2008, and ending on September 30, 2009, the provisions of Section 10.10(d)(1) above shall be applied by substituting the Plan’s “adjusted funding target attainment percentage” for the preceding Plan Year for such percentage for such Plan Year, but only if the “adjusted funding target attainment percentage” for the preceding year is greater.

(e)	Contributions Required to Avoid Benefit Limitations

(1)	Security may be provided:

(A)	In general. For purposes of this section, the “adjusted funding target attainment percentage” shall be determined by treating as an asset of the Plan any security provided by the Participating Employer in a form meeting the requirements of Section 10.10(e)(1)(B).

(B)	Form of security. The security required under Section 10.10(e)(1)(A) shall consist of:

(i) a bond issued by a corporate surety company that is an acceptable surety for purposes of ERISA Section 412,

(ii) cash, or United States obligations which mature in three (3) years or less, held in escrow by a bank or similar financial institution, or

(iii) such other form of security as is satisfactory to the Secretary and the parties involved.

(C)	Enforcement. Any security provided under Section 10.10(e)(1)(A) may be perfected and enforced at any time after the earlier of:

(i) the date on which the Plan terminates,

(ii) if there is a failure to make a payment of the minimum required contribution for any Plan Year beginning after the security is provided, the due date for the payment under Section 430(j) of the Code, or

(iii) if the “adjusted funding target attainment percentage” is less than sixty percent (60%) for a consecutive period of 7 years, the valuation date for the last year in the period.

(D)	Release of security. The security shall be released (and any amounts thereunder shall be refunded together with any interest accrued thereon) at such time as the Secretary may prescribe in Regulations, including Regulations for partial releases of the security by reason of increases in the “adjusted funding target attainment percentage.”

(2)	Prefunding balance or funding standard carryover balance may not be used. No prefunding balance or funding standard carryover balance under Section 430(f) of the Code may be used under Section 10.10(a), (b), or (d) to satisfy any payment a Participating Employer may make under any such subsection to avoid or terminate the application of any limitation under such subsection.

(3)	Deemed reduction of funding balances:

(A)	In general. Subject to Section 10.10(e)(3)(C), in any case in which a benefit limitation under Section 10.10(a), (b), (c), or (d) would (but for this subparagraph and determined without regard to Section 10.10(a)(2), (b)(2), or (d)(2)) apply to such Plan for the Plan Year, the Participating Employer shall be treated for purposes of this title as having made an election under Section 430(f) of the Code to reduce the prefunding balance or funding standard carryover balance by such amount as is necessary for such benefit limitation to not apply to the Plan for such Plan Year.

(B)	Exception for insufficient funding balances. Section 10.10(e)(3)(A) shall not apply with respect to a benefit limitation for any Plan Year if the application of Section 10.10(e)(3)(A) would not result in the benefit limitation not applying for such Plan Year.

(C)	Restrictions of certain rules to collectively bargained plans. With respect to any benefit limitation under Section 10.10(a), (b) or (d), Section 10.10(e)(3)(A) shall only apply in the case of a plan maintained pursuant to one or more collectively bargained agreements between employer representatives and one or more employers.

(f)	Presumed Underfunding for Purposes of Benefit Limitations

(1)	Presumption of continued underfunding. In any case in which a benefit limitation under Section 10.10(a), (b), (c), or (d) has been applied to a Plan with respect to the Plan Year preceding the current Plan Year, the “adjusted funding target attainment percentage” of the Plan for the current Plan Year shall be presumed to be equal to the “adjusted funding target attainment percentage” of the Plan for the preceding Plan Year until the enrolled actuary of the Plan certifies the actual “adjusted funding target attainment percentage” of the Plan for the current Plan Year.

(2)	Presumption of underfunding after 10th month. In any case in which no certification of the “adjusted funding target attainment percentage” for the current Plan Year is made with respect to the Plan before the first day of the 10th month of such year, for purposes of Sections 10.10(a), (b), (c), and (d), such first day shall be deemed, for purposes of such subsection, to be the valuation date of the Plan for the current Plan Year and the Plan’s “adjusted funding target attainment percentage” shall be conclusively presumed to be less than sixty percent (60%) as of such first day.

(3)	Presumption of underfunding after 4th month for nearly underfunded plans. In any case in which:

(A)	a benefit limitation under Section 10.10(a), (b), (c), or (d) did not apply to a Plan with respect to the Plan Year preceding the current Plan Year, but the “adjusted funding target attainment percentage” of the Plan for such preceding Plan Year was not more than ten (10) percentage points greater than the percentage which would have caused such subsection to apply to the Plan with respect to such preceding Plan Year, and

(B)	as of the first day of the 4th month of the current Plan Year, the enrolled actuary of the Plan has not certified the actual “adjusted funding target attainment percentage” of the Plan for the current Plan Year, until the enrolled actuary so certifies, such first day shall be deemed, for purposes of such subsection, to be the valuation date of the Plan for the current Plan Year and the “adjusted funding target attainment percentage” of the Plan as of such first day shall, for purposes of such subsection, be presumed to be equal to ten (10) percentage points less than the “adjusted funding target attainment percentage” of the Plan for such preceding Plan Year.

(g)	Treatment of Plan as of Close of Prohibited or Cessation Period. The following provisions apply for purposes of applying this Section.

(1)	Operation of Plan after period. Payments and accruals will resume effective as of the day following the close of the period for which any limitation of payment or accrual of benefits under Section 10.10(e) or (f) applies.

(2)	Treatment of affected benefits. Nothing in this subsection shall be construed as affecting the Plan’s treatment of benefits which would have been paid or accrued but for this Section.

(h)	Definitions.

(1)	The term “funding target attainment percentage” has the same meaning given such term by Section 430(d)(2) of the Code, except as otherwise provided herein. However, in the case of Plan Years beginning in 2008, the “funding target attainment percentage” for the preceding Plan Year may be determined using such methods of estimation as the Secretary may provide.

(2)

The term “adjusted funding target attainment percentage” means the “funding target attainment percentage” which is determined under Section 10.10(h)(1) by increasing each of the amounts under subparagraphs (A) and (B) of Section 430(d)(2) of the Code by the

aggregate amount of purchases of annuities for employees other than highly compensated employees (as defined in Code Section 414(q)) which were made by the Plan during the preceding two (2) Plan Years.

(3)	Application to plans which are fully funded without regard to reductions for funding balances.

(A)	In general. In the case of a Plan for any Plan Year, if the “funding target attainment percentage” is one hundred percent (100%) or more (determined and without regard to the reduction in the value of assets under Section 430(f)(4) of the Code), the “funding target attainment percentage” for purposes of Sections 10.10(h)(1) and (2) shall be determined without regard to such reduction.

(B)	Transition rule. Section 10.10(h)(3)(A) shall be applied to Plan Years beginning after 2007 and before 2011 by substituting for “one hundred percent (100%)” the applicable percentage determined in accordance with the following table:

In the case of a Plan Year beginning in calendar year:	The applicable percentage is:
2008	92%
2009	94%
2010	96%

(c)	Section 10.10(h)(3)(B) shall not apply with respect to any Plan Year beginning after 2008 unless the “funding target attainment percentage” (determined without regard to the reduction in the value of assets under Section 430(f)(4) of the Code) of the Plan for each preceding Plan Year beginning after 2007 was not less than the applicable percentage with respect to such preceding Plan Year determined under Section 10.10(h)(3(B).

(i)	Compliance with Section 436 of the Code. The provisions of this Section 10.10 shall be interpreted in a manner consistent with Section 436 of the Code, applicable Treasury regulations and other IRS guidance promulgated under or with respect to Section 436 of the Code and, as stated above, such regulations and guidance, together with Section 436 of the Code, are incorporated herein by reference.

4. Effective January 1, 2007, Section 12.10(a) of the Plan is hereby amended by adding the following to the end thereto:

Notwithstanding the preceding to the contrary, effective for Plan Years beginning on or after January 1, 2007, a Participant may also elect to make a direct rollover of after-tax employee contributions to a qualified plan or to a 403(b) plan that agrees to separately account for such amounts.

5. Effective January 1, 2008, Section 12.10(b) of the Plan is hereby amended by adding the following to the end thereto:

For distributions made on or after January 1, 2008, an “eligible retirement plan” shall also include a Roth IRA defined in Section 408A(b) of the Code.

6. Effective January 1, 2010, Section 12.10(c) is hereby amended by adding the following paragraph to the end thereto:

Effective January 1, 2010, and notwithstanding any provision herein to the contrary, with respect to any portion of a distribution from the Plan of a deceased Employee, an individual who is the designated Beneficiary (as defined by Code Section 401(a)(9)(E)) of the Employee and who is not the surviving spouse of the Employee shall be permitted to make a direct trustee-to-trustee transfer of the distribution to an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii) established for the purposes of receiving the distribution on behalf of such designated Beneficiary. In such event, the transfer shall be treated as an “eligible rollover distribution,” the individual retirement plan shall be treated as an inherited individual retirement account or individual retirement annuity (within the meaning of Code Section 408(d)(3)(C)) and Code Section 401(a)(9)(B) (other than clause (iv) thereof) shall apply to such individual retirement plan.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 22nd day of December 2009.

FMC Technologies, Inc.

By:	/s/ Maryann T. Seaman
Its:	Vice-President of Administration